Exhibit 99.2

Final Transcript
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Conference Call Transcript BIG - Q3 2011 Big Lots Inc Earnings Conference Call Event Date/Time: Dec 02, 2011 / 01:00PM GMT

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CORPORATE PARTICIPANTS
Tim Johnson
Big Lots Inc - SVP, Finance
Steve Fishman
Big Lots Inc - Chairman, President & CEO
Chuck Haubiel
Big Lots Inc - EVP, Legal and Real Estate, General Counsel, Corporate Secretary
Joe Cooper
Big Lots Inc - SVP & CFO

CONFERENCE CALL PARTICIPANTS
Meredith Adler
Barclays Capital - Analyst
Dan Wewer
Raymond James & Associates - Analyst
Charles Grom
Deutsche Bank - Analyst
Joe Feldman
Telsey Advisory Group - Analyst
Anthony Chukumba
BB&T Capital Markets - Analyst
John Zolidis
Buckingham Research Group - Analyst
Jeffery Stein
Northcoast Research - Analyst
David Mann
Johnson Rice & Company - Analyst
Patrick McKeever
MKM Partners - Analyst
Peter Keith
JMP Securities - Analyst
Anthony Lebiedzinski
Sidoti & Company - Analyst
Ron Bookbinder
The Benchmark Company - Analyst

PRESENTATION

Operator

Ladies and gentlemen, welcome to the Big Lots Third Quarter 2011 Conference Call. This call is being recorded. During this session all lines will be muted until the question-and-answer portion of the call.

(Operator Instructions)

At this time, I would like to introduce today's first speaker, Senior Vice President of Finance, Tim Johnson.

FINAL TRANSCRIPT

Dec 02, 2011 / 01:00PM GMT, BIG - Q3 2011 Big Lots Inc Earnings Conference Call

Tim Johnson - Big Lots Inc - SVP, Finance

Thanks Jennifer, and thank you everyone for joining us for our third quarter conference call. With me here in Columbus today are Steve Fishman, our Chairman and CEO and President; Chuck Haubiel, Executive Vice President, Real Estate, Legal and General Counsel; and Joe Cooper, Executive Vice President and Chief Financial Officer of Big Lots and President of Big Lots Canada. Also, I'm pleased to welcome a new member to the call this morning. Andy Regrut has joined Big Lots as Director of Investor Relations and is sitting in with us this morning. Andy's background is focused in finance with his most recent role being a combination of both IR and finance at Scotts Miracle-Gro here in Columbus. I'm confident you'll enjoy meeting and working with Andy.

Before we get started, I'd like to remind you that any forward-looking statements on today's call involve risks and uncertainties and are subject to our Safe Harbor provisions as stated in our press release and our SEC filings, and that actual results can differ materially from those described in our forward-looking statements. Our consolidated financials include results from our US operations and from our Canadian business since acquisition, or July 18, 2011. Our statements also include immaterial amounts of discontinued operations activity. All of our commentary today is focused on continuing operations. With that, I'll turn it over to Steve.

Steve Fishman - Big Lots Inc - Chairman, President & CEO

Thanks TJ, and good morning everyone. For those who have followed Big Lots for any length of time, you know the third quarter has been our most challenging quarter to break through and drive meaningful improvement. It's our lowest volume quarter and the lowest profit quarter, and quite frankly, it's been a transitional quarter, meaning a significant amount of time and focus is centered on preparing for Holiday in November and December, where we make over 50% of our year's profit.

This year we took a much more aggressive approach to third quarter, and I'm pleased with the comp increase. The improving trends in most of our major categories and maybe most importantly, the favorable customer response to our new holiday sets which hopefully bodes well for the Nine Weeks of Christmas.

From a merchandising perspective, Consumables trends accelerated and Q3 comps were up in the high single digits. Our assortment has steadily become broader as the year has progressed, in closeouts as well as in planned events and programs. Of note in Q3, we had our second successful International Food Fair, and the introduction of our expanded Fresh Finds captive label program has been well received by the customer. Each of these initiatives presents meaningful growth opportunities for 2012, both in the United States and potentially in Canada as well. From an execution standpoint, we know the marketing and presentation of the product in the store has improved through the Wall of Values sets and more prevalent signage of Extreme Values "compare to" pricing.

Hardlines comps experienced a nice pop in Q3. It's all about closeouts. Strength of brands in small appliances and home maintenance items made the difference.

Furniture comps were up in the low single digits on top of a double-digit positive comp last year. Strength in sales of mattresses and our expanded selection of fireplaces drove results for the quarter. We have strategized to grow this business for the holiday selling season, and I continue to believe Furniture is one of our biggest growth categories over the next several quarters and years.

Positive performances were also turned in by our Home business and Electronics business, each of which comped up low singles and are an important part of Q4.

We did have a couple of challenges in Q3, particularly in fall Seasonal, or Halloween and Harvest, where we missed the mark.

I know TJ will cover the balance sheet in a moment, but let me say from an inventory standpoint, I'm comfortable with our overall levels, and feel confident that growth in receipts are focused in the right areas -- Electronics, Christmas Seasonal, Furniture, Domestics and Consumables, while taking inventory away from down-trending categories, most notably, Toys. Now TJ is going to give you some detail on the quarter.

Tim Johnson - Big Lots Inc - SVP, Finance

Thanks, Steve. I'm going to focus my comments on actual results for both US and Canada. Chuck will then give you an update on Real Estate, and then Joe will update you on our progress in Canada and also speak to our updated guidance for Q4 and the full year.

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FINAL TRANSCRIPT

Dec 02, 2011 / 01:00PM GMT, BIG - Q3 2011 Big Lots Inc Earnings Conference Call

Speaking first to US operations, sales for the third quarter were $1.117 billion, an increase of 5.8% compared to the $1.056 billion we reported for the third quarter of last year. Comparable store sales increased 1.7%.

For Q3, operating profit dollars were $15.8 million, a decrease of approximately $11 million compared to last year. As anticipated, our operating profit decline was a result of a lower gross margin rate, partially offset by sales growth and expense leverage. Gross margin dollars increased 2% in Q3 compared to a year ago, as 6% sales growth was partially offset by a decline in our rate. Our rate of 39.0% was down 150 basis points. Higher markdowns accounted for about 50% of the rate decline. Our October Friends and Family 20% off event was highly successful driving comps, but at a lower gross margin rate. Additionally, we incurred higher Seasonal markdowns of Halloween and Harvest merchandise than originally forecasted, based on our shortfall in sales in that category. Second, as anticipated, IMU was below last year due to certain changes in merchandise content, and our desire to be priced extremely competitive heading into Holiday. Lastly, we continue to experience an unfavorable merchandise mix resulting from higher comps in our lower-margin categories such as Consumables and Electronics.

Total expense dollars were $419.6 million. The third quarter SG&A rate was 37.6%, or down 40 basis points to last year. Leverage came from Store Payroll, Insurance, Utilities, and lower Bonus expense. Offsetting this leverage was higher Depreciation expense and higher Advertising costs related to our Friends and Family event, new signage initiatives, and certain testing activities to help prepare us for next year.

Interest expense of US operations was $0.9 million for the quarter, compared to $0.8 million last year, and our tax rate for the third quarter was 23.7%, compared to last year's 32.3%. This year's lower tax rate in Q3 was driven by incremental state settlements and hiring credits recognized during the third quarter of fiscal 2011.

For the third quarter of fiscal 2011, our US-based retail operations reported income from continuing operations of $11.4 million or $0.17 per diluted share. This result was just below the low end of our guidance of $0.18 to $0.24, principally due to the shortfall in margin rate.

In terms of Canada, sales of $21.5 million were better than our guidance of $14 million to $17 million, as certain deals and category introductions were very well received by our customer. Net operating loss for the quarter totaled $6.9 million, compared to our guidance of $10 million to $12 million. The upside to our forecasted operating loss was largely sales-driven, along with strong initial sell-through of new products which helped our gross margins.

From a consolidated point of view, we reported income from continuing operations of $4.2 million, or $0.06 per diluted share. This compares to $17.7 million, or $0.23 per diluted share a year ago, when we were solely a US Company. Our average diluted share count for the quarter was 65.9 million shares, and we ended Q3 with 64.7 million shares outstanding.

Turning to the balance sheet, consolidated inventory ended the third quarter of fiscal 2011 at $1.1 billion, up 9% to last year, with the key drivers to last year being; one, Canada; two, a 4% increase in US store count; and three, a 4% increase in US per-store inventory due to the timing of receipt flow this year compared to last year.

For the third quarter, consolidated CapEx totaled $54.8 million, compared to $41.3 million last year, and depreciation expense for the quarter was $22.9 million, an increase of $3.3 million. Year-to-date, CapEx totaled $102.3 million compared to $83.9 million last year, and depreciation expense was $65.0 million, an increase of $7.4 million to last year. This activity is consistent with our annual expectations communicated to you on our last call.

Cash flow, which we define as cash provided by operating activities less cash used in investing activities, was a net outflow of $145 million for the third quarter, compared to a net outflow of $142 million last year. Remember, this year's cash outflow includes the funding of net operating losses and an inventory build in our recently acquired Canadian operations.

We ended the quarter with $60 million of cash and cash equivalents and $285 million of borrowing under our credit facility, compared to $51 million of cash and cash equivalents and $129 million of borrowings under our credit facility last year. Our use of cash and debt over the last 12 months was the result of share repurchase activity and our investment to date in Big Lots Canada, partially offset by the cash generated over the last year.

During the third quarter, we invested $77 million to repurchase 2.5 million shares at an average price of $31.12. On a year-to-date basis, we've invested $313 million to repurchase 9.7 million shares at an average price of $32.28. This represents approximately 13% of our outstanding shares as of the beginning of fiscal 2011. We have $145 million remaining under our current authorization to repurchase shares opportunistically in the open market. Now I'll turn it over to Chuck for an update on Real Estate.

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FINAL TRANSCRIPT

Dec 02, 2011 / 01:00PM GMT, BIG - Q3 2011 Big Lots Inc Earnings Conference Call

Chuck Haubiel - Big Lots Inc - EVP, Legal and Real Estate, General Counsel, Corporate Secretary

Thanks, TJ. During the third quarter we opened 45 new stores and closed 15, leaving us with 1,445 stores and total selling square footage of 31.3 million. In November we opened an additional 23 stores to bring our total number of openings for the year to 92 stores. Of the 92 store openings during the year, 67 are located in traditional Big Lots-type centers, and 25 are in "A" type locations. Year-to-date through November, we have closed 25 stores and anticipate closing an additional 13 during Q4, bringing us to a total of 38 closings for 2011. For fiscal 2011, we're now estimating a net addition of 54 stores, or a 4% increase in square footage.

Overall we've been quite encouraged by the progress and results of the new stores opened in fiscal 2011. Certain of our successes have been in high population, high rent areas and some have been in more suburban or even rural areas. In fact, so far during the Nine Weeks of Christmas, some of the highest volume stores in our fleet have been new stores opened this year, which is very encouraging as we start to look ahead to 2012. Now I'll turn it over to Joe for an update on our Canadian operations and our forward guidance.

Joe Cooper - Big Lots Inc - SVP & CFO

Thanks, Chuck. As many of you know, our acquisition of Liquidation World closed on July 18, or a little over four months ago. Liquidation World, now known as Big Lots Canada, is a business with a history of closeout retailing. Given their financial difficulties of recent years, we saw this as an excellent opportunity to cost-effectively enter the retail landscape in Canada and to introduce a Canadian version of the Big Lots WIN strategy.

Since our last conference call, we've been working hard towards our three most critical initiatives in Canada. Those are source great merchandise, recruit and hire talent, and clean up our stores and begin to implement basic processes. From a merchandising perspective, I indicated to you on our last call that our store inventory levels were down over 70% to last year. We've nearly doubled our inventory levels in the last quarter to about $16 million at cost. However, we're far from optimal levels, which we think should be in the range of $25 million to $30 million. We clearly have a lot of work ahead of us. We believe we're sourcing goods intelligently and upgrading the quality and assortment, not just buying what's available. As TJ mentioned, early customer feedback has been encouraging, particularly in the areas of Furniture, Home, Seasonal and Toys.

Our second critical focus is recruiting and hiring great talent. I'm pleased to report that we've filled 18 open positions in buying, merchandise planning, district managers, a Director of Loss Prevention. Additionally we recently promoted from our US team a new Director of Distribution and Transportation Services. The new buyers and planners recently spent a week with our US merchant team and are energized around the opportunities to source great merchandise and build a strong brand in Canada. We still have two key open positions, our head of Merchandising and our head of Planning and Allocation. We hope to have these positions filled by year end.

Last, but not least, we have made progress cleaning up our stores and implementing basic processes. We've completed our store cleanup for the most part, and are now focused on determining any capital and repair needs by store. Also, with our district manager team in place, we're shifting our focus to adding store talent and developing and executing consistent store standards across the country.

We're on track against our 180-day transition plan which is comprehensive of all functional areas, Merchandising, Planning, Sourcing, Distribution and Logistics, Stores, Real Estate, HR, and IT. We believe we've stabilized the business, instilled inventory disciplines, and we're currently developing the investment plan needed for the long-term success of the business.

Moving on to guidance for our US operations, we're now forecasting comp sales in the range of 1% to 2% for the fourth quarter, with US retail sales in the range of $1.59 billion to $1.61 billion.

We continue to expect our Q4 gross margin rate will be below last year, although not to the same extent as third quarter. From an expense standpoint, we anticipate expense leverage will be widespread and come from the areas of Store Payroll, Distribution, Insurance, Debit Card Fees, Utilities, and lower Bonus expense, partially offset by deleverage and Depreciation. Based on these assumptions, Q4 EPS for US operations is estimated to be in the range of $1.71 to $1.78 per diluted share, compared to $1.46 per diluted share last year.

In terms of Canada, we're now forecasting estimated sales in the range of $25 million to $30 million, and an operating and net loss in the range of $7 million to $9 million. On a consolidated basis, Q4 EPS is now expected to be in the range of $1.59 to $1.66 per diluted share.

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FINAL TRANSCRIPT

Dec 02, 2011 / 01:00PM GMT, BIG - Q3 2011 Big Lots Inc Earnings Conference Call

For the full year, our revised guidance for US operations calls for EPS for fiscal 2011 to be in the range of $3.08 to $3.15 per diluted share. This guidance is based on weighted average diluted share count of approximately 70 million and does not assume additional share repurchase activity.

For the full year of fiscal 2011, we expect comparable store sales from US operations will be in the range of flat to slightly negative. In terms of Canada, we're now forecasting sales in the range of $50 million to $55 million, with a net loss in the range of $15 million to $17 million. On a consolidated basis, fiscal 2011 EPS is now expected to be in the range of $2.85 to $2.92 per diluted share, compared to our previous guidance of $2.80 to $2.90 per diluted share.

We expect cash flow of approximately $125 million, including an estimated investment in Canada for fiscal 2011 of approximately $55 million to $60 million. Our guidance for interest expense for the year remains unchanged. Now back to Steve for some closing remarks.

Steve Fishman - Big Lots Inc - Chairman, President & CEO

We've given some pretty detailed information today about what's working and what our expectations are for Holiday, for both our US and Canadian operations. Before we go to Q&A, if you take away two or three key notes from this call and our results today, let it be this; we're encouraged by recent sales trends, both in terms of comps and new stores. Q3 comps saw some improvement, the Nine Weeks of Christmas is off to a good start, and we're appropriately positioned with depth of inventory in the key categories -- Seasonal, Electronics, Furniture, Domestics, and Consumables.

Specifically in terms of Q4, we know the sales results for essentially the first five weeks of the quarter, and we've spent a fair amount of time dissecting the business and where the volume is coming from. Honestly, we've seen two distinctly different trends in customer behavior in our stores. What I mean by that is the first three weeks of November were encouraging and overall comps were slightly positive. Then the week of Thanksgiving came. Customer traffic and demand accelerated meaningfully and our comps for the week and Black Friday, in particular, were strong.

The question we don't know the answer to sitting here today is, which trend will carry forward throughout the Christmas season? The more cautious consumer of early November, or will the robust traffic pattern of Thanksgiving weekend dominate in December? In setting our fourth quarter forecast, we've tried to take each of these scenarios into account when providing our updated Q4 comp guidance.

During my holiday trips over the last few weeks, I see a merchandise assortment which continues to get stronger and more focused on value, brands and excitement. Our in-store execution, both on the Stores side and from a Marketing perspective, is better this holiday than any I can remember. I look forward to seeing the same impact and excitement as we transition from Holiday into 2012, where our comparisons and business trends were challenged a year ago.

Last, but certainly not least, we remain confident about the long-term potential of Big Lots Canada. The last three months' results, response by our customers, and the new personnel have only increased our confidence we will WIN in Canada. With that, I'll turn it back to TJ.

Tim Johnson - Big Lots Inc - SVP, Finance

Thanks, Steve. Jennifer, we would like to go ahead and open up the lines for questions at this time.

QUESTION AND ANSWER

Operator

Thank you.

(Operator Instructions)

Meredith Adler, Barclays Capital.

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FINAL TRANSCRIPT

Dec 02, 2011 / 01:00PM GMT, BIG - Q3 2011 Big Lots Inc Earnings Conference Call

Meredith Adler - Barclays Capital - Analyst

I'm wondering if you could talk a little bit about the Black Friday and that weekend, and maybe the categories that did particularly well, or the specific items that did well. Also, just along with that, some observers are concerned that with all that's happened really with Black Friday, it's pulling sales forward from what last year might have been at a later period. Do you have any concerns about that? Thanks.

Steve Fishman - Big Lots Inc - Chairman, President & CEO

I'll address that first, Meredith. It's Steve. The answer is we're conservative, and I think our guidance is in line with us being cautious and intelligent about it. I will tell you that since Thanksgiving things have stayed decent for us. I think we're concerned about weather going forward, because we got hurt very badly, as I'm sure a lot of retailers did, in December and January. But overall, we think we're prepared for the Christmas season. We've got the right merchandise, and they seem to be responding to value, which is no different than what we've seen for probably the last 18 to 24 months.

As far as the Black Friday weekend goes, it was pretty consistent with what we've talked about all along. We said we were going to go after the Electronics business, particularly two-fold, the tablet business, which we're very pleased with our performance, and our ability to get inventory and offer that to the consumer, because of course we're not in the Apple business. Then, the accessory part of the business, which from an offset standpoint helps us from a volume, but more importantly a margin perspective, the barge that's out there in the store, is really doing terrific.

I know you've been in our stores and I know some of the other analysts have been in our stores. Ear buds, accessories, iPhone accessories, iPad accessories, all those things are doing quite well for us. The food business continues to be good. The seasonal food business, in particular, is really good. Furniture continues to be strong going into the fourth quarter. We have a very pre-planned business there. We continue to do unbelievably on Thanksgiving Day when it comes to the upholstery business, particularly the lounge chair business. That's always one of the biggest days that we have on that item during the year, and the fireplace business, which we really positioned ourselves to be aggressive with.

Then the last business that we recently have worked hard on, because we have an additional investment in square footage in seasonal trim-a-tree, and in inventory, and that really opened up Thanksgiving weekend, in particular Black Friday and hopefully continues to be strong as we go forward into December. Actually, this week and next week are the biggest two weeks of the year. We're certainly on track there. So we feel really good about all those businesses.

On the down side, since you'll ask and I'll give it to you, the toy business is proportionately planned down from a square footage standpoint, and from an inventory standpoint, and I noticed that there were some comments about -- there was a concern about it. I think my response to that is I think we did a terrific job because most of the analyst perception is we look like we're really in the toy business, and that's great when you consider the inventory cut-down and the square footage cut-down that we have out there.

But we're very cautious about it. When I say toys, I'm not talking about the toys that kids are playing with today. Because the toys that kids are playing with have a plug on them and/or are iPads or iPhones or video cameras, and those kinds of things. We're very well positioned in that business.

Meredith Adler - Barclays Capital - Analyst

Great. Thank you very much.

Operator

Dan Wewer, Raymond James.

Dan Wewer - Raymond James & Associates - Analyst

Thanks. Joe, when the Company was providing the initial guidance for the third quarter, as I recall the earnings were guided in the range of $0.03 to $0.08. What was the tax rate that you were expecting for the third quarter?

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FINAL TRANSCRIPT

Dec 02, 2011 / 01:00PM GMT, BIG - Q3 2011 Big Lots Inc Earnings Conference Call

Tim Johnson - Big Lots Inc - SVP, Finance

Yes, Dan, this is TJ. What I would suggest to you is that the tax rate for the third quarter was more in line with what we saw last year. There was some favorability I would estimate it to be about a penny in the third quarter related to an item that settled that we weren't originally anticipating. But what I want to clarify here, because I can kind of picture how some of this might get written up after the call, the third quarter tax rate is always the most volatile tax rate of the quarter, because you have a lot of settlement activity that occurs with states and other things, statutes lapsing, et cetera, and you've got your lowest pre-tax income dollar amount of the quarter.

And those numbers that I just quoted to you are US-based, because as you know, we have no tax rate and no tax benefit right now in Canada. So there was favorability in the quarter of maybe a penny on the tax rate side compared to what we would have originally guided to.

Dan Wewer - Raymond James & Associates - Analyst

What are you thinking for the fourth quarter in your guidance?

Tim Johnson - Big Lots Inc - SVP, Finance

I would again direct you to last year for the same reasons. There's not a lot of settlement activity in the fourth quarter. I would be more at the 38% to 38.5% range for the fourth quarter, which is more in line with our year.

Steve Fishman - Big Lots Inc - Chairman, President & CEO

Yes, Dan, we're kind of where we thought we would be for third and fourth quarter, just some of the settlement activity moved into the third quarter, so to TJ's point we're planning fourth quarter a little higher than LY.

Dan Wewer - Raymond James & Associates - Analyst

One follow-up. Steve, you had called out that fall seasonal and Halloween were weak. Of course, that follows the weak spring and summer seasonal as well. Can you discuss why you think that shortfall took place and if we've seen two weak seasonal periods in a row, why should we be confident that the holiday seasonal picks up other than the strength we saw at Thanksgiving?

Steve Fishman - Big Lots Inc - Chairman, President & CEO

Dan, they're really separate businesses. Let me help you out with that. What you saw in the spring season was more traditional lawn and garden, or things that you use for the outside of the home. When I was speaking to the third quarter of harvest and Halloween, I'm speaking more traditionally accessory and decorative businesses that are more traditionally for the inside of the home.

And the only reason that the spring seasonal business was tough -- and by the way, the second quarter if you'll recall was good and in fact we made up the difference of what we dropped in the first quarter and we were essentially slightly up in lawn and garden for the first half of the year. So what I'm speaking to in the third quarter is decorative parts of the business, not the hard-core lawn and garden parts of the business.

The reason to feel good about the fourth quarter of the business is that we got very aggressive in Christmas trim-a-tree. We think we're very good in that business. We had another great year last year, and we strategically positioned it this year with almost 40 additional feet with major investments in trees, lights and wrap, and because we do know that part of the business -- even though it's small -- was very, very good in the third quarter, about on plan to what we planned it, and has been good for the first five and a half weeks, or wherever we're at, at this particular point. That's hopefully the reason why we believe that it's going to be good. They're two separate businesses.

Dan Wewer - Raymond James & Associates - Analyst

Okay. Great, thank you.

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FINAL TRANSCRIPT

Dec 02, 2011 / 01:00PM GMT, BIG - Q3 2011 Big Lots Inc Earnings Conference Call

Operator

Charles Grom, Deutsche Bank.

Charles Grom - Deutsche Bank - Analyst

Thanks, good morning. Just to kind of set the record straight here, do you guys have any concerns at all on the currency of your inventory today, particularly toys?

Steve Fishman - Big Lots Inc - Chairman, President & CEO

We always have concern of inventory until the season's over, Chuck. But we're really pretty good about alleviating inventory and taking markdowns in-season. You know, we'll take mark-downs in toys as we need to, as we go along. Again, we're running anywhere from 10% to 13% down in inventory. That was planned, and we'll continue to take markdowns as we go along. I'm not sure that's the answer that you're looking for, but we've done pretty good in controlling situations like that.

Charles Grom - Deutsche Bank - Analyst

Your toy inventory is down 10% to 13%?

Steve Fishman - Big Lots Inc - Chairman, President & CEO

Yes.

Charles Grom - Deutsche Bank - Analyst

Okay. Then TJ, when you look at the gross profit margins, down 150 bps here in the third quarter and expectations for it to be down again in the fourth quarter, your comparison in the US gets about 70 basis points easier. Can you just kind of dissect for us the reasons for the markdowns, or the gross profit margins in the fourth quarter?

Tim Johnson - Big Lots Inc - SVP, Finance

Yes, I guess what I would suggest, Chuck, is if you take a look at third quarter, and the change year-over-year, and we were up front about this at the beginning of the quarter, that we would get aggressive and promotional in third quarter. We did have pockets of the business where we took markdowns early on in the quarter that were incremental, particularly in home. About half of the margin rate decline in third quarter was markdown-driven.

If there's a piece of that was not anticipated or incrementally worked against us in third quarter, it would have been the performance of the fall seasonal business in Halloween and harvest. Even though those are not large businesses like trim and lawn and garden, we do have a definitive out date, and we need to be gone with that merchandise because there's new holiday stuff coming in behind us. So we absolutely took incremental markdowns in Halloween and harvest, and if there was a surprise to us in terms of the markdown rate or margin rate it was probably mostly in that category.

Looking forward -- again, if you take half of the margin rate decline in third quarter was markdown-driven. Looking forward, I think we're more focused on the margin rate decline being about mix and IMU. We think we've provided for markdowns, particularly in trim and seasonal, which are heavily seasonal businesses and have, again, definitive out dates. We think we've provided for markdowns in those categories, but as Steve said, if something happens that we're unfamiliar with or we're not anticipating today, we will take markdowns to alleviate that issue or move inventory. But going into the quarter and going into the guidance that we gave, I think it's fair to say our expectations would be that the margin rate decline would be mostly focused in mix and IMU at this point.

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FINAL TRANSCRIPT

Dec 02, 2011 / 01:00PM GMT, BIG - Q3 2011 Big Lots Inc Earnings Conference Call

Charles Grom - Deutsche Bank - Analyst

Okay. Great, thanks. Then just on the cadence of business in November, I mean a lot of guys talked about that yesterday. Why do you think your business was soft in the month? Do you think people kind of delayed purchases.

Steve Fishman - Big Lots Inc - Chairman, President & CEO

It wasn't soft in the month. I don't think we indicated that.

Charles Grom - Deutsche Bank - Analyst

Okay. Sorry. I mean, you were slightly positive.

Steve Fishman - Big Lots Inc - Chairman, President & CEO

We were very specific, I think. What we talked about is we saw very consistent performance in the first three weeks of November that were probably consistent with what we came out of October with, and then it accelerated as it went forward. I've heard a lot of the same thing out there, Chuck. I know you're a lot closer to it than I am but I did hear a lot of the same things out there from other retailers that were concerned. Not concerned. We were actually running on plan. I mean, we anticipated our business to be the way that it was the first three weeks of the month. It accelerated just at a much faster rate in the fourth week of the month.

Tim Johnson - Big Lots Inc - SVP, Finance

Chuck, the first three weeks of November, to Steve's point in the prepared comments, were slightly positive on a comp basis. The fourth week, which is the Thanksgiving week and the week that, quite frankly, the merchants have done almost a year's worth of work on, was strong for us as it was strong for the rest of retail. So we were positive throughout the month going into Thanksgiving. It only got better from there.

We think it only got better from there because, again, the work that had been done for the last 12 months, particularly in the key categories where we have to win, seasonal, electronics, furniture, domestics, consumables -- those categories that if you walk the store today, we are still very well-positioned and very deep in inventory and candidly, a number of those categories we tested, as you'll recall, How High is High strategies last year that got us to where we are to today. I think coming out of November, we feel as good as we can, with the positive performance to begin, but also the acceleration, meaningful acceleration we saw in the Thanksgiving week.

Charles Grom - Deutsche Bank - Analyst

Thanks a lot and good luck.

Operator

Joe Feldman, Telsey Advisory Group.

Joe Feldman - Telsey Advisory Group - Analyst

Good morning. Quick question on, I guess, Canada. Joe, you had mentioned that you're up to around, I think you said $16 million of inventory, but you want to still get to $25 million kind of as a run rate. I was just kind of wondering where you are in that process in terms of -- I mean, is this like over the next six months, or when do you expect Canada to kind of be where you want it? Are we still kind of six months to a year away from that, or if you could give more color?

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FINAL TRANSCRIPT

Dec 02, 2011 / 01:00PM GMT, BIG - Q3 2011 Big Lots Inc Earnings Conference Call

Joe Cooper - Big Lots Inc - SVP & CFO

Yes, there's so much to do up there, that when you say when do I expect it to be where I want it, that's a long-term investment and there's a lot to do. From an inventory perspective, we will continue to build the inventory through the fourth quarter and into the first quarter. Because as you start building inventory, you get more and more focused on your assortment and properly assorting the store for the customer.

So in the beginning, you're essentially buying what you can get as long as it's quality merchandise, priced right. And now we're in that phase where we're up significantly from where we were, and as you could see from the prepared comments, sales are running a little ahead of where we thought. So obviously that impacts your end-of-year inventory and our ability to hit our target.

But we're six months away from the inventory levels we would like, but there's initiatives all across the business, and that will definitely stretch through 2012. Remember, if you think back to 2005 when Steve came in, 2005 was discovery, 2006 was test and learn, and then we really started kicking into our initiatives. Throughout 2012, we'll have a lot of test and learn, a lot of initiatives across the business to improve execution.

Joe Feldman - Telsey Advisory Group - Analyst

Got it. That's helpful, thanks. If I could just follow up with one other question. I don't recall you guys mentioning Buzz Club this morning. Any update there, and how that's been helping with maybe holiday promotion or driving traffic into the stores, or kind of leveraging all those e-mails that you're sending and -- any color?

Steve Fishman - Big Lots Inc - Chairman, President & CEO

The membership as a percent to total and mailable is up -- and actually it's at the 11 million range today. We're communicating with all of our Buzz Club members, and if you're a member you just got a shout-out this morning for an event this evening. We did it the evening before Thanksgiving on a Wednesday evening, and the response was terrific. We'll be communicating with them all along the way, and I think what we're going to try to do is really understand how to truly take advantage of these 11 million plus members, because it keeps going up every single solitary week.

It won't go up any further, Joe, between now and the end of the year because we clearly turn off signing up memberships in the stores as of the last week of October, first week of November or something like that. We just can't handle t it and we want our registers ringing merchandise not unfortunately signing up Buzz Club members. Where we have laptops in the stores, where customers can do it on their own, particularly I think on the West Coast, they'll be able to continue to do that.

So I mean, it's great. It's a great communicator. Actually, we're working on next generation Buzz Club as we speak right now. I wouldn't want to give much away, but we'll probably have a lot more to talk about at the year-end call about what we want to do going forward. Because it's time in all businesses to continue to get better and better in it, and evolve, and that's exactly was we're working on right now for next year.

Joe Feldman - Telsey Advisory Group - Analyst

Got it. Thanks and good luck with the season, guys.

Steve Fishman - Big Lots Inc - Chairman, President & CEO

Thank you.

Operator

We'll take our next question from Anthony Chukumba with BB&T Capital Markets.

Anthony Chukumba - BB&T Capital Markets - Analyst

Good morning. I just had a follow-up question on Canada. As I look at your results in the Q3, you're well above your sales guidance for Canada.

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FINAL TRANSCRIPT

Dec 02, 2011 / 01:00PM GMT, BIG - Q3 2011 Big Lots Inc Earnings Conference Call

You also did a lot better than we thought in terms of the operating loss. I was just wondering, does the performance -- obviously there's still a lot to be done there. I know you're in your early stages. Just wondering if the Q3 performance gives you any more confidence about the Company's prospects in Canada?

Joe Cooper - Big Lots Inc - SVP & CFO

Well, I'd say we certainly feel very encouraged by our customers' early response to the merchandise we're putting on the shelves up there. So we are certainly encouraged in the prospects going into 2012. The upside to our performance is we got some great merchandise, some great deals up there. We're finding that the closeout opportunities in Canada are very good. And so the upside sales is dropping to the bottom line.

Now, we still believe it's -- we're looking forward, as we said three months ago, to 2013 before we kind of break even. There's a pretty high hurdle to break-even up there, so it is a long-term investment. We're not getting out ahead of ourselves as far as upside sales. We need to understand because of the real estate and some of the constraints around the current real estate up there, how high is high. Are there limitations to what some of those stores can produce from a sales level? So until we really start opening Big Lots stores and spreading our Big Lots brand across Canada, we're going to be testing and learning through next year.

Anthony Chukumba - BB&T Capital Markets - Analyst

Okay. Then just one quick follow-up. Just to clarify, so the upside on the earnings side was primarily due to better-than-expected closeout buying opportunities? Really wasn't any of it, I guess, on the cost side?

Joe Cooper - Big Lots Inc - SVP & CFO

No, I wouldn't say it was just closeouts, because certainly we were successful in moving -- leveraging our merchandising capabilities at Big Lots. So it wasn't all closeouts. Our relationships on the furniture side, we moved some furniture in there that's done very well, and toys, we moved out some toys from Big Lots that have done well up there.

So it's not all closeouts. It's some of Big Lots' sourcing also. What I was saying was, the incremental sales that we enjoyed up there is what drove -- and not so much from an expense standpoint. As a matter of fact, as we build inventories, there's going to be some stress on SG&A, just from the store side and the outbound freight and the distribution center, building those inventories in the stores.

Anthony Chukumba - BB&T Capital Markets - Analyst

Okay. Thank you, that's helpful.

Operator

We'll take our next question from John Zolidis with Buckingham Research.

John Zolidis - Buckingham Research Group - Analyst

Hi guys, good morning.

Steve Fishman - Big Lots Inc - Chairman, President & CEO

Good morning.

John Zolidis - Buckingham Research Group - Analyst

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FINAL TRANSCRIPT

Dec 02, 2011 / 01:00PM GMT, BIG - Q3 2011 Big Lots Inc Earnings Conference Call

Hi, I want to maybe take a second and try to step back from the microscopic focus on the weekly trend in November. I guess we started the year with comps down 3.6%. They're down 1.5% in the second quarter, up 1.7% and still running positive into the fourth quarter. How do you feel about the health of the overall business at this time in terms of what's driving it? Then, I know it's too early to give guidance on 2012, given how important the fourth quarter is, but what are your thoughts on 2012? Do you feel that the customer is feeling a little better? Do you see any reason that the business would not continue to see gains as we go into next year, based on the momentum in consumables and some of the other merchandising initiatives that you have?

Steve Fishman - Big Lots Inc - Chairman, President & CEO

I guess I'll l take that on, John. It's Steve. First off, I personally -- and I think the merchants and I think the organization -- feels pretty good right now. It's tough to get euphoric because we had those three quarters that were tough for us. We're not used to having three consecutive quarters like that. But we certainly think that we look and are executing as good as we've ever done before. The only one that will tell us that is the customer, but they certainly seem to be appreciating the value that we're offering.

I think we are right spot-on on the right merchandise right now that we strategized one year ago, and probably even talked about on the phone, about being in the electronics business, the toy electronics businesses were probably better than ever before. We're really going after seasonal, really going after furniture, really going after consumables. Every one of those businesses are seeing lifts and have seen consistent lifts quarter to quarter to quarter. I know we like to see that, and I know you like to see that. I really like our overall content right now as much as I've ever liked it before. I know you've been in stores, and hopefully you would agree with that, and you've seen us over a long period of time.

I really like the attitude of our approach to the business going forward into the first quarter. Clearly, we can't share any next-year guidance or plans right now. But we're feeling pretty good about it. We exposed our Board of Directors to ideas, concepts and plans for next year, and they're very supportive of it and we won't be shy going forward into the first quarter of the spring. Actually, we won't be shy between now and the end of Christmas and into the month of January and February, which is a very big season for us. As you well know, the first quarter is the second-biggest quarter of the year, because of the seasonal business and the furniture business.

Overall, I feel pretty good. I really like how Doug Wurl has put his arms around the business. We have a new merchant with some fresh perspective on the business and he has really immersed himself in the business and he's getting really good response from the vendor community. We're getting deals that we weren't getting before, and we're getting now on a consistent basis, better quality deals, better vendor deals, upscale vendors that we really wanted to do business with and have worked very hard over the years.

And John Martin, in taking on his role of running human resources and the talent pool and the store organization, helping Chris Chapin support the store organization, I just -- I'll let you answer what you think the execution in the stores are like. I mean, that was something that we had to work very hard on and took a lot of time to get there. But I don't think that's something that people can talk about Big Lots anymore. We look pretty darn good out there. I think our marketing efforts are better than they ever have been before. So I feel good. I feel pretty good. But we're trying to be intelligent on our guidance.

John Zolidis - Buckingham Research Group - Analyst

I appreciate that answer. Just one last clarification. You said last year the weather you believe hurt you in the fourth quarter; is that right?

Steve Fishman - Big Lots Inc - Chairman, President & CEO

Oh, yes. Definitely, particularly at the end of December and all of January.

John Zolidis - Buckingham Research Group - Analyst

Okay. Thanks a lot and good luck.

Operator

We'll take our next question from Jeff Stein from Northcoast Research.

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FINAL TRANSCRIPT

Dec 02, 2011 / 01:00PM GMT, BIG - Q3 2011 Big Lots Inc Earnings Conference Call

Steve Fishman - Big Lots Inc - Chairman, President & CEO

Jeff.

Jeffery Stein - Northcoast Research - Analyst

Hi Steve, good morning, how are you?

Steve Fishman - Big Lots Inc - Chairman, President & CEO

How are you?

Jeffery Stein - Northcoast Research - Analyst

Doing well, thank you. A question. Your revised guidance for the year, is that based upon raising your expectations for Canada, the US, or both? And then I have a quick follow-up.

Steve Fishman - Big Lots Inc - Chairman, President & CEO

Both.

Joe Cooper - Big Lots Inc - SVP & CFO

Both.

Jeffery Stein - Northcoast Research - Analyst

Okay. And just a question on the harvest and Halloween business. You notice every year you see more and more of these pop-up shops, and I'm wondering, do you believe that might be cutting into the business and will that affect any of your planning assumptions as you look ahead to next year's seasonal fall program?

Steve Fishman - Big Lots Inc - Chairman, President & CEO

You're very astute, Jeff. I would agree with you. I don't think that's the only thing. I think we've been very consistent. You've heard me talk about looking at ourselves, first and foremost. I don't care how the economy is, I don't care what other people are doing. We have to look at ourselves. I think we didn't execute style, fashion, offering, price points, the way we have, as an example, seasonal trim-a-tree right now. I mean, there's just a major difference. We look significant in the business, and I don't know that we looked significant in Halloween and harvest.

I will also tell you, not only is there more pop-up stores, but that has been a business that has not grown over the last three or four years. If you take a look at an individual category in overall seasonal, lawn and garden's grown, Christmas trim-a-tree's grown. Easter actually has grown, Valentine's Day, but fall harvest, a lot of people are in that business, and I will tell you we may have gotten too aggressive. A lot of the competitors that I was in had cut down assortments from a year ago, and we just probably weren't fast enough to react.

Jeffery Stein - Northcoast Research - Analyst

Got it. Okay, thanks. Happy holidays.

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FINAL TRANSCRIPT

Dec 02, 2011 / 01:00PM GMT, BIG - Q3 2011 Big Lots Inc Earnings Conference Call

Steve Fishman - Big Lots Inc - Chairman, President & CEO

Thank you. Same to you.

Operator

We'll take our next question from David Mann with Johnson and Rice.

David Mann - Johnson Rice & Company - Analyst

Yes, thank you. Just to clarify on Jeff's question, on the fourth quarter guidance that you raised, can you just talk about what were the components that drove that increase?

Tim Johnson - Big Lots Inc - SVP, Finance

David, it's TJ. On the US side, it was largely the comp. So 1 to 2% is a raise from slightly positive on the last call, and that's really based on trends in October, and obviously we know Thanksgiving and trends in early November. On the Canadian side, we also raised our sales expectations from $20 million to $23 million up to $25 million to $30 million. And our operating profit expectation accordingly. So both elements increased.

David Mann - Johnson Rice & Company - Analyst

That's helpful. Then in terms of Canada, when you look at your early gleanings from some of the success you've had up there thus far, I know you inherited a lot of -- you inherited the real estate you're talking about that had many different sizes. Is there something you're seeing now from the performance across the stores and their different sizes that might make you more excited about the ability of that real estate and perhaps the lesser need to close stores up there?

Joe Cooper - Big Lots Inc - SVP & CFO

It's Joe. I would say does the performance to date give us belief that we will close lesser stores than we originally thought? I think that's what you're asking. There's a lot of locations up there that we will -- we'd like to relocate from. The question is, how many will we close in the near term, because as I mentioned last time, about a third of the stores are under 20,000 square feet, which would be a challenge in the US.

The good thing is up there we're going to operate those as LW and Liquidation World stores, so we don't have to carry the full assortment that a Big Lots carries. We need to see, after they're properly assorted and properly inventoried, what kind of volume those stores will do. We really don't know the answer to that question yet. I would say in a year we'll be in a much better position to answer that. And then we'll start determining on a four-wall basis if there are stores that we should close. We just don't want to prematurely close stores before we really know how high is high, because it's been a while since those stores have been operated with a good assortment of quality inventory.

David Mann - Johnson Rice & Company - Analyst

Thanks, and then one last question about the home business. You talked about adding new ideas that are starting to look really good in the stores lately, and some of the fall strategies as you cleared out some of the older goods. Can you just talk about the -- how the customer's responded to some of the new merchandise and how you feel about that going forward?

Steve Fishman - Big Lots Inc - Chairman, President & CEO

It's good. I think our biggest issue right now is we would like a little cooler weather. I think the top of bed has done very, very well. We expanded that last quarter. The basic assortment pieces, the pillows and the pads and things like that have been terrific. We've also gotten some brands, if you check the stores and see some of the labels, so we're seeing some advantages that we're getting from vendors who want to do more business with us. So I think that's been pretty good.

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FINAL TRANSCRIPT

Dec 02, 2011 / 01:00PM GMT, BIG - Q3 2011 Big Lots Inc Earnings Conference Call

We have a new Vice President of Home that joined us about 30 days ago who has got extensive Home experience and predominantly in the domestics end of the business, so I think you'll see a lot more change as you go forward into the spring season. There's also a lot of deals that are on the table that clearly I wouldn't share with you, just because it's not part of our mantra to do that, but there's a lot of merchandise available out there in the Home aspect, much more in the cookware, tabletop area right this second, but there's a pretty good flow of domestics, too.

David Mann - Johnson Rice & Company - Analyst

Great. Thank you.

Operator

In the interest of time, please limit yourself to one question. We'll go next to Patrick McKeever, with MKM Partners.

Patrick McKeever - MKM Partners - Analyst

Okay. Thanks. Good morning, everyone.

Steve Fishman - Big Lots Inc - Chairman, President & CEO

Hi, Patrick.

Patrick McKeever - MKM Partners - Analyst

Just wondering, I guess I had two, but if I had to pick one of the two I'll make it a little bit more longer-term and strategic. Just thinking about eCommerce and the growth of eCommerce for traditional bricks and mortar retailers over the past several years, and the accelerated growth more recently. Some of your competitors, including some of the dollar stores, Dollar Tree, Dollar General, even, starting to sell merchandise or selling merchandise online. I'm just wondering if you think that there's a competitive issue, is that a -- I mean, I know you have a great website. You don't sell merchandise yet. Is it something that you -- online. Is it something that you're thinking about? Is it something that just doesn't translate well, just given the closeout nature of the business? Those sorts of things, just any updated comments there.

Steve Fishman - Big Lots Inc - Chairman, President & CEO

Patrick, I don't know if you remember, but a couple years ago we tried selling product online, with limited success and it's one of the reasons why we're not selling goods online anymore. What we try to do is test and learn. If we make an investment, we get in, we want to limit our liability and we got out and it was the right thing to do.

Saying that, one, I recognize the fact that there's a huge advantage from our competitors going online, not only the dollar stores but the traditional retailers because they're using it in their comp today and we're not. In a sense, we're disadvantaged because we don't have an online communications site that we're selling online and having something to add to our comp, which a lot of people are getting anywhere from 1 to 2 points out of.

Saying that, because we have such a relationship with so many millions of customers and the Rewards program, we absolutely are trying to understand how we can do that, and where we can go online. I wouldn't expect to see something from us in the near term. But as we go into 2012, and we're working hard as an Executive Committee, strategically positioning the business for the next 36 months because we'll be working on our next long-range plan for the Company, we clearly will be trying to understand selling online, and how we might be able to take advantage of it.

Patrick McKeever - MKM Partners - Analyst

Do you feel like -- realizing it's not helping your comp as it is for some of your competitors, do you think not being in the business is hurting your comp?

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FINAL TRANSCRIPT

Dec 02, 2011 / 01:00PM GMT, BIG - Q3 2011 Big Lots Inc Earnings Conference Call

Steve Fishman - Big Lots Inc - Chairman, President & CEO

My problem, Patrick, is that I have to have a reason to sell something online and the consumer wants to do business with us and we don't have that compelling reason right now when you're in the closeout business. What we found when we did it before, we were terrific at selling high-ticket, very-low-margin items and not making money, and that's not a formula that we have really wanted to go after, as you well know us and understand us for a long period of time. We don't mind doing things that we can eventually see that there's a way to make money, but we have not figured out how to -- we did not figure out how to make money doing it. Whether we were right, wrong, or indifferent, we cut our losses at that particular point.

I don't think that the direct competitors are hurting us, because what a customer goes online for is not what we do. At least right now. What I want to try to do is understand why would someone come to us online and what should we be doing and thinking about. We just haven't figured that piece out. When you take a look at our store expansion program and you take a look at our investment in Canada, it's like anything. We try not to do too many things at one time, as you well know, and try to do the things that we can do very well. What we're doing right now I think we're doing very well and we don't want to get distracted with the kind of things that may get us off course.

Patrick McKeever - MKM Partners - Analyst

Thanks, Steve.

Operator

Peter Keith, Piper Jaffray.

Peter Keith - JMP Securities - Analyst

Hi, thanks. Good morning, everyone. Just wanted to ask on a little more detail regarding the gross margin. You had highlighted lower IMUs ahead of mid-year in Q3 and that continuing into Q4. Wondering if you could help to explain what the dynamic is that's going on there. Is that higher cost from Asia, or are you pricing goods more aggressively? Is this, the lower IMU, something that we might expect kept going forward for the next couple of quarters?

Tim Johnson - Big Lots Inc - SVP, Finance

Peter, it's TJ. We've been talking about markup challenges that way for more than just the third quarter. There is an element, albeit probably the smaller one, that is cost pressures coming out of Asia. I think the more relevant part of why IMU is what it is right now is really two-fold. I think we are making good decisions at merchandising category levels, in terms of trying to generate excitement in the store and generate gross margin dollars. Rather than focusing the merchants on only buying high IMU stuff, we want stuff that's going to move and turn faster and generate excitement in stores, and they have to make those decisions every day. On balance so far this year, it means the IMU's been a little bit lower at the category level.

The second piece, though, and probably the most important piece is -- and you see it supported with marketing in the stores, is making sure that we are priced extremely competitive. Doug and Steven and Bob and the teams have done a lot more competitive shopping on pricing this year than in the past, and I think the end result of that is some real good information and making sure we are priced very competitively at store level, and it's supported with marketing. So in kind of order of import, I would put pricing, changes at the category level, followed thirdly by any import or cost (inaudible - technical difficulty).

Peter Keith - JMP Securities - Analyst

Thank you. I'm just going to bend the rule for a second here. But when you talk about some of the changes in categories, the biggest change I've noticed in the stores is the brand name consumables that are now offered, which presumably might be at a lower margin. Is that one of the main contributors of that lower IMU that you're highlighting?

Tim Johnson - Big Lots Inc - SVP, Finance

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Dec 02, 2011 / 01:00PM GMT, BIG - Q3 2011 Big Lots Inc Earnings Conference Call

It's not so much that we're working lower on it, the mix. It's more the mix shift than anything else, I would say to you. But we think we resonate an awful lot. Really, the consumables business, the overall consumables business, is the largest piece of our closeout business. It's about 78% closeouts. So what you're seeing out there is pretty consistent.

We have done some great deals, though and there are a lot of people who want to do business with us, and you -- if we're doing our job, you're seeing a lot more brand names out there. Some of the deals we've done in the last quarter or two have been terrific. You're going to continue to see them too, and you'll continue to see them as they transition between now and Christmas time and into January, because the flow's pretty good right now.

Peter Keith - JMP Securities - Analyst

Thanks for the feedback and good luck this holiday season.

Tim Johnson - Big Lots Inc - SVP, Finance

Thank you.

Operator

Anthony Lebeidzinski, Sidoti & Company.

Anthony Lebiedzinski - Sidoti & Company - Analyst

Good morning. Just to follow up on some of the previous questions here. The gross margin you expect to be down in the fourth quarter. Is it across the board in all categories, or are there any specific product areas where you think the margin will be pressured more so than others?

Tim Johnson - Big Lots Inc - SVP, Finance

Anthony, it's TJ. We don't go down to the category level on margin expectations. So I don't want to start that practice today. Big picture, it's about IMU, about mix changes, as consumables and electronics continue to outperform, and in the fourth quarter (inaudible - background noise).

Anthony Lebiedzinski - Sidoti & Company - Analyst

Okay. Just a quick question on the free cash flow. You guys are now expecting $125 million, versus $145 million before for the year. Is that just a function of less favorable working capital management, or is there anything else we should be aware of? Thank you.

Tim Johnson - Big Lots Inc - SVP, Finance

On the cash flow side, as IMU comes down, obviously cost of product goes up, and the end result of that is cash flow at the end of the year. So a little bit higher cost per product which ties to the lower IMU is what's driving the majority of the cash flow change that we talked about today.

Anthony Lebiedzinski - Sidoti & Company - Analyst

Okay. Thank you.

Operator

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FINAL TRANSCRIPT

Dec 02, 2011 / 01:00PM GMT, BIG - Q3 2011 Big Lots Inc Earnings Conference Call

Ron with Benchmark Company.

Ron Bookbinder - The Benchmark Company - Analyst

Good morning. First of all, congratulations on the improved consumables, especially on the branded food, which looks great, with the signage to back it up. And home really does look like it's improving, both of which should help in Q1. My question is the gross margin in Canada appears higher than in the US. Is that due to less competition, or do you have a higher IMU? Longer term, how should we think about that?

Joe Cooper - Big Lots Inc - SVP & CFO

Actually, Ron, the gross margin in Canada for the third quarter is principally a result of minimal P&L markdowns. The markdowns that we took to liquidate the merchandise that was there when we purchased it actually goes as a purchase price adjustment under purchase accounting. So you have a year after you buy a business. You start -- you're adjusting the value of the leases. You adjust the value of inventory, the value of PP&E. All those go into adjustments. Going forward we will be expecting a gross margin rate that is lower than the third quarter, and slightly lower potentially in the near term than the US, just because of some of the transportation costs in the near term as we really get our logistics refined.

Ron Bookbinder - The Benchmark Company - Analyst

Are you mainly still shipping goods from the US to Canada as you build your relationships in Canada to eventually increase the buying in-country?

Joe Cooper - Big Lots Inc - SVP & CFO

Certain categories are. Some of the imports that we had here in the US. But the closeouts are sourced in Canada and will continue to be. So it's a mix.

Ron Bookbinder - The Benchmark Company - Analyst

Okay. Thank you and good luck in Q4.

Joe Cooper - Big Lots Inc - SVP & CFO

Thanks, Ron.

Steve Fishman - Big Lots Inc - Chairman, President & CEO

Okay. Thank you, Jennifer and thank you everybody for joining us today, and we look forward to talking to you after the fourth quarter.

Operator

Thank you, ladies and gentlemen. A replay of this call will be available to you within the hour and will end at 11.59 on December 15, 2011. You can access the replay by dialing (888) 203-1112, toll-free USA and Canada, or (719) 457-0820 international, and entering pass code number 8249483. Again, that phone number is (888) 203-1112 toll-free for the USA and Canada, or (719) 457-0820 international, entering pass code number 8249483. That concludes today's presentation. Thank you for your participation.

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FINAL TRANSCRIPT

Dec 02, 2011 / 01:00PM GMT, BIG - Q3 2011 Big Lots Inc Earnings Conference Call

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